UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2026

Xilio Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40925	85-1623397
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

828 Winter Street, Suite 300 Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 524-2466

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	XLO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2026, the Board of Directors (the "Board") of Xilio Therapeutics, Inc. (the "Company"), on the recommendation of the Nominating and Corporate Governance committee of the Board, elected Cheryl R. Blanchard, Ph.D., as a Class III director of the Company, with a term expiring at the Company's 2027 annual meeting of stockholders, to serve until her successor has duly been elected and qualified or until her earlier resignation, death or removal. In connection with her election to the Board, Dr. Blanchard was appointed as chair of the Compensation Committee of the Board and as a member of the Audit Committee of the Board.

Dr. Blanchard will receive compensation for her service as a director, chair of the Compensation Committee and member of the Audit Committee in accordance with the Company's standard arrangements for non-employee directors, a copy of which is filed as Exhibit 10.1 attached hereto. Specifically, Dr. Blanchard will receive an annual cash fee of $40,000 for service as a Board member and an additional annual cash fee of $12,000 for service as chair of the Compensation Committee of the Board and $7,500 for service as a member of the Audit Committee. She will also (i) receive an initial grant of a stock option to purchase 10,000 shares of the Company’s common stock, which will vest as to one-third of the shares of common stock underlying such stock option annually on the grant date until the third anniversary of the grant date, subject to Dr. Blanchard’s continued service as a director through the applicable vesting date, and (ii) after serving on the Board for at least six months, will be eligible to receive an annual grant of a stock option to purchase 5,000 shares of the Company’s common stock on the first business day following the date of each annual meeting of stockholders, which will vest in full on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of stockholders occurring after the grant date, subject to Dr. Blanchard’s continued service as a director through the applicable vesting date. Each such stock option will have an exercise price equal to the closing price of the Company’s common stock as reported on Nasdaq on the date of grant and will expire ten years after the grant date. Dr. Blanchard will also enter into the Company's standard indemnification agreement in the form previously approved by the Board, a copy of which is filed as Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

Dr. Blanchard succeeds Christina Rossi, who notified the Company of her decision to resign from the Board and all committees thereof on April 15, 2026, effective as of such date. Ms. Rossi’s resignation did not result from any disagreement with the Company or its management.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Non-Employee Director Compensation Policy
104	Cover Page Interactive Data File (formatted as Inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILIO THERAPEUTICS, INC.

Date: April 16, 2026	By:	/s/ Caroline Hensley
Caroline Hensley
Chief Legal Officer